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AMENDMENT TO
ADMINISTRATION AGREEMENT


     This Amendment is made as of October 1, 1997, between The Hirtle Callaghan Trust (the "Trust") and BISYS Fund Services Limited Partnership d/b/a BISYS Fund Services (the "Administrator"). The parties hereby amend the Administration Agreement (the "Agreement") between the Trust and the Administrator, dated as of October 1, 1996, as set forth below.

     WHEREAS, the parties hereto wish to modify ARTICLE 4 of the Agreement and such portion of Schedule A to the Agreement entitled "Fees" by revising the fees that are payable to the Administrator; and

     WHEREAS, the parties hereto wish to modify the portion of Schedule A to the Agreement entitled "Term" by extending the initial term set forth therein.

     NOW THEREFORE, in consideration of the foregoing and the mutual premises and covenants herein set forth, the parties agree as follows:

1.     Capitalized terms not otherwise defined herein shall have the same
meaning as in      the Agreement.

     2.ARTICLE 4, Paragraph (A) of the Agreement shall be amended by adding the following sentence after the first sentence of such paragraph:

          Effective as of October 1, 1997, for the services rendered, the facilities furnished and the expenses assumed by the Administrator pursuant to this Agreement, the Trust shall pay to the Administrator compensation that is more particularly described in the Omnibus Fee Agreement among the Administrator, BISYS Fund Services, Inc. and the Trust dated October 1, 1997.

     3.Schedule A to the Agreement shall be amended by adding the following sentence at the end of the section entitled "Fees":

          Effective as of October 1, 1997, the fee schedule set forth above shall be superseded by the fee schedule that is more particularly described in the Omnibus Fee Agreement among the Administrator, BISYS Fund Services, Inc. and the Trust dated October 1, 1997.
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4.     Schedule A to the Agreement shall be amended by replacing the first sentence of
          the first paragraph of the section entitled "Term" with the following:

          The initial term of this Agreement (the "Initial Term") shall be for a period commencing on the date this Agreement is executed by both parties and ending on December 31, 1998.

     5.     This Amendment may be executed in one or more counterparts, each
of which will           be deemed an original, but all of which together shall
constitute one and the same           instrument.

6.     Except as specifically set forth herein, all other provisions of the
Agreement shall      remain in full force and effect.

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

                                   THE HIRTLE CALLAGHAN TRUST


                                   By: ___/s/_______________________________

                                   Title:________________________________



                                   BISYS FUND SERVICES
                                   LIMITED PARTNERSHIP

                                   By: BISYS Fund Services, Inc.,
                                         General Partner


                                   By: _______/s/___________________________

                                   Title:________________________________